Exhibit 99.1


FOR IMMEDIATE RELEASE
Contact: Rebecca Winning
         InfoNow Corporation
         (303) 293-0212
         rwinning@infonow.com
         --------------------


                INFONOW DELIVERS POSITIVE EARNINGS AND CASH FLOW
                             IN SECOND QUARTER 2004

    Company announces plans to more aggressively position for growth through accelerated investment in Channel Insight

DENVER, August 5 - InfoNow Corporation (NASDAQ: INOW), a leading provider of Channel Visibility solutions, today announced financial results for the second quarter of 2004.

For the second quarter of 2004, the Company reported:

- Revenue of $2.8 million, down from revenue of $2.9 million in the second quarter a year ago;
- Net income of $98,000, or $0.01 per share, significantly improved from a net loss of ($248,000), or ($0.03) per share, in the second quarter a year ago;
- Operating cash flow of $351,000, up from $241,000 in the second quarter a year ago;
- Total cash flow of $362,000, a significant improvement from $59,000 in the second quarter a year ago; and
- A cash balance at June 30, 2004 of $4.2 million, up 57 percent from June 30, 2003.

"In the second quarter, revenues were lower than expected due to delays in anticipated sales of Channel Insight opportunities," said Michael Johnson, chairman and CEO of InfoNow. "Despite these delays, virtually all of these opportunities remain in active sales cycles, with additional opportunities stacking up behind them. As a result, we remain confident that InfoNow will sign additional new Channel Insight business in the third and fourth quarters."

"We are convinced that Channel Insight represents a significant growth opportunity, based on a number of data points," Johnson added. "First, we continue to discover new and meaningful opportunities for expanding Channel Insight with our current clients; second, we see an increasing willingness of prospects to engage in substantive discussions with us, and as a result, we have a growing number of qualified opportunities in our sales pipeline; and finally, we continue to see a high level of interest in Channel Insight from potential partners. Consequently, in anticipation of that growth, we plan to accelerate our investment in Channel Insight development and service delivery in the second half of the year."

"In the second quarter, we made significant progress on delivering new Channel Insight functionality and building leveraged access to new customers through partners," Johnson added. "In addition, we delivered our fourth consecutive quarter of positive earnings and our eighth consecutive quarter of positive cash flow."
                                     -more-

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InfoNow Delivers Positive Earnings and Cash Flow in Second Quarter 2004 -
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The Company continued to extend its Channel Insight solution with a new offering, Channel Insight POS Connect. This is an easily configurable, web-based application that streamlines the accurate and timely collection of point-of-sale
(POS) and inventory data from channel partners. This offering extends the market for Channel Insight by addressing an immediate need for thousands of companies that collect data from channel partners as well as providing a compelling entry point for accessing the full benefits of Channel Insight.

"Looking forward, we expect to add significant headcount to our services and development areas to more aggressively position for growth," Johnson stated. "More specifically, we want to ensure that we have the resources to implement new and expand existing clients, support strategic partnerships as they develop, and ensure our technology leadership in this emerging market. In short, we need to start scaling our business now to be able to deliver on growth later."

"We expect these actions will cause costs to increase faster than revenues in the third quarter," Johnson cautioned. "However, we have been garnering our resources for some time and now have sufficient financial capacity and flexibility to fund these investments internally. More importantly, we believe these investments will position us well to deliver double digit revenue growth in the near-to-medium term."

The Company provided the following guidance for InfoNow's expected performance for the third quarter of 2004:

- Based on the expected timing of sales closes, the Company expects a modest sequential decline in revenues.

- In addition, the Company plans to accelerate investment in Channel Insight development and services and consequently expects a net loss in the range of ($0.04) - ($0.06) per share and modest cash use.

InfoNow will host a conference call today at 11:00 a.m. Eastern Time to review the results of operations for the second quarter 2004 and to provide its perspective on the remainder of 2004. To participate, domestic callers may dial 1-800-218-9073 to access the call. Interested parties may also go to the main page of the Company's Web site at www.infonow.com and click on the conference call announcement link to access a live audio cast of the call. An audio replay of the call will be available for the next 90 days at the above Website address. In addition, today's press release and other financial information are available in the Investor Relations section of InfoNow's Web site.

                                     -more-


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InfoNow Delivers Positive Earnings and Cash Flow in Second Quarter 2004 -
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About InfoNow Corporation

InfoNow (Nasdaq:INOW) provides Channel Visibility and Channel Management software and services to companies that sell through complex channel partner networks. The Company's Channel Insight Solution gives companies rich, timely and actionable data on channel sales, including enhanced market intelligence on partners and end customers. It also includes tools to help clients use this data to profitably grow their businesses, through detailed customer segmentation and profiling, highly targeted opportunity generation, robust partner tracking and analysis, closed-loop opportunity tracking, precise sales credit assignment, and more. The Company also offers Channel Management solutions for partner profiling and referrals, lead generation and management, and partner relationship management. Since 1996, InfoNow has helped leading companies such as Apple, Avaya, Bank of America, Enterasys Networks, Hewlett-Packard, Lexmark, StorageTek, Visa and Wachovia better serve their end-customers through complex channel networks. InfoNow is based in Denver, Colorado. For more information, please visit the Company's Web site at www.infonow.com.
                                       ----------------

The statements made in this press release represent InfoNow's views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. InfoNow undertakes no duty to any person to provide any interim update under any circumstances, except as otherwise required by law. This press release contains forward-looking statements, including statements relating to the Company's expectations for financial results in 2004 and 2005. Statements regarding future events are based on InfoNow's current expectations and are necessarily subject to associated risks related to, among other things, the Company's ability to meet its objectives. Factors that could affect the Company's ability to achieve its objectives include the following: an extended macroeconomic slowdown could have an adverse affect on market demand for software and services; extended sales cycles could have a negative impact on the timing of sales, implementations and revenue recognition; the Company may not be successful in forecasting customer demand for its solutions; the Company may not be successful in its efforts to renew and expand key customer contracts; strategic partnerships may not advance as quickly as anticipated, and/or the Company may not develop and deploy its software and services as expected.

In light of these and other risks, there can be no assurance that the forward-looking statements contained in this press release will in fact be realized. Actual events or results may differ materially. Detailed information on factors that could cause actual results to differ materially from forward-looking statements made in this release are contained in the Company's reports on form 10-KSB and 10-QSB filed with the Securities and Exchange Commission. These reports may be accessed through the EDGAR database maintained by the SEC at http://www.sec.gov/.
              -------------------

 InfoNow is a registered trademark of InfoNow Corporation. All other trademarks are the property of their respective owners.

                                       ###


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InfoNow Delivers Positive Earnings and Cash Flow in Second Quarter 2004  -
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REPORTED FINANCIAL HIGHLIGHTS
(000s of U.S. Dollars except per share amounts)
Unaudited

                                                             Three Months ended
                                                                  June 30
                                                              2004        2003
Statement of Operations
Revenues                                                    $ 2,822     $ 2,925
Cost of Goods Sold                                            1,368       1,469
                                                            -------------------
Gross Profit                                                  1,454       1,456
Selling & Marketing Expense                                     538         652
Product Development Expense                                     186         336
General & Administrative Expense                                636         717
                                                            -------------------
Total Operating Expense                                       1,360       1,705
Operating Profit                                                 94        (249)
Other Income                                                      4           1
                                                            -------------------
Net Income  (Loss)                                          $    98     ($  248)
                                                            ===================
Net Income (Loss) Per Share:
  Basic                                                     $  0.01     ($ 0.03)
  Diluted                                                   $  0.01     ($ 0.03)
Average Shares Outstanding:
  Basic (000s)                                                9,914       9,318
  Fully Diluted (000s)                                       10,975       9,318


                                                            June 30,    Dec. 31,
                                                              2004       2003
Balance Sheet
Assets:
Cash                                                        $ 4,216     $ 3,299
Other Current Assets                                          1,886       2,132
                                                            -------------------
Total Current Assets                                          6,102       5,431
Other Assets                                                    552         608
                                                            -------------------
       Total Assets                                         $ 6,654     $ 6,039
                                                            ===================
Liabilities and Stockholders' Equity:
Total Current Liabilities                                   $ 1,947     $ 1,934
Other Liabilities                                               217         275
Stockholders' Equity                                          4,490       3,830
                                                            -------------------
       Total Liabilities and Stockholders' Equity:          $ 6,654     $ 6,039
                                                            ===================